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                                                           OMB APPROVAL
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------                                                 OMB Number: 3235-0362
FORM 5                                              Expires:  September 30, 1997
------                                               Estimated average burden
                                                    hours per response .... 1.0
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/X/ Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/X/ Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person      2. Issuer Name and Ticker or Trading Symbol    6. Relationship of Reporting Person to
    Combs         Brett               S.         Whitman Education Group, Inc.  (WIK)           Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
1500 Baxter Lane                                  Person (Voluntary)     February 1997          ----        title ---       below)
-------------------------------------------       ###-##-####            -------------------               below)
                 (Street)                                               5. If Amendment,       President of Sanford Brown College &
                                                                           Date of Original    wholly-owned subsidiary of the Issuer
                                                                           (Month/Year)              ------------------------
                                                                                               7. Individual or Joint/Group
                                                                                                  Reporting
                                                                                                  (check applicable line)

                                                                                                 X    Form Filed by One Reporting
                                                                                                ----  Person

                                                                                                      Form Filed by More than One
                                                                                                ----  Reporting Person
Chesterfield, Missouri             63017
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                      2/7/97       M4       15,000     A         $2,875         113,232            I          Self Trust
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)             SEC 2270 (3/91)

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date     Expira-                Amount or
                                                               --------------- Exer-    tion       Title       Number of
                                                                (A)     (D)    cisable  Date                   Shares
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Employee Stock Option        $2,875      2/7/97       M4               15,000  11/22/96 11/22/06  Common Stock  15,000    45,000
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (l)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Common Stock                    45,000                  I                           Self Trust
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Brett Combs                 5/14/97
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 2270 (3/91)
